Exhibit 99.1

UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

Pursuant to Section 11(a) of the Securities Act of 1933, as amended, and Rule 158 thereunder, set forth below is an earnings statement covering the twelve month period ended June 30, 2005.

Twelve Months Ended June 30, 2005

(Dollars in thousands)
OPERATING REVENUES
Service	$2,725,553
Equipment sales	192,548

Total Operating Revenues	2,918,101

OPERATING EXPENSES
System operations (excluding depreciation shown separately)	568,463
Cost of equipment sold	500,752
Selling, general and administrative	1,156,540
Depreciation	469,995
Amortization and accretion	45,521
(Gain) on assets held for sale	(10,081)

Total Operating Expenses	2,731,190

OPERATING INCOME	186,911

Investment income	65,909
Interest and dividend income	14,700
Interest (expense)	(87,157)
Gain on investments	26,817
Other (expense), net	(2,988)

17,281

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	204,192
Income tax expense	77,777

INCOME BEFORE MINORITY INTEREST	126,415
Minority share of income	(9,776)

NET INCOME	$116,639